AGREEMENT FOR SALE AND
                              PURCHASE OF ASSETS

     THIS AGREEMENT FOR SALE AND PURCHASE OF ASSETS (this "Agreement"), made this 26th day of November, 1997, between BEAZER HOMES CORP., a Tennessee corporation ("Purchaser"), BEAZER HOMES U.S.A., INC., a Delaware corporation ("Beazer"), and CALTON HOMES OF FLORIDA, INC., a Florida corporation ("Seller"), and CALTON HOMES, INC., a New Jersey corporation ("Calton");


                          W I T N E S S E T H:  That,

     The Purchaser and the Seller desire to implement the terms outlined in their letter of intent dated November 6, 1997 (the "Letter of Intent"), and acknowledge and recognize that the following recitals are true and correct:


RECITALS

1. The Seller is engaged in the business of residential construction, development and sales in the State of Florida ("Seller's Business").

2. The Seller wishes to sell and transfer and the Purchaser wishes to acquire certain assets of the Seller which are used or usable in the operation of Seller's Business pursuant to the terms and conditions hereof.

3. The Seller wishes to sell and the Purchaser wishes to purchase all of the Land, and Improvements and certain other assets of the Seller.

4. Calton is in this Agreement for the purposes of providing post-closing indemnification for the representations, warranties and covenants of the Seller contained herein and to guarantee the performance of the obligation of the Seller herein and to guarantee the performance of the obligations of the Seller hereunder.

5. Beazer has executed this Agreement in order to guaranty the performance of the obligations of Purchaser hereunder.

     NOW, THEREFORE, incorporating the foregoing recital of facts and in consideration of TEN DOLLARS ($10.00) in hand paid by the Purchaser to the Seller and the mutual promises contained herein, the Seller and the Purchaser agree as follows:

     1.   DEFINITIONS.

          In addition to any other terms which are defined in this Agreement, each of the following terms shall have the meaning given it below:


          1.1. "Accrual Schedule" means that list of accrued expenses and payables included as Credit Liabilities more particularly described on Exhibit G attached hereto and made a part hereof.

          1.2. "Adverse Consequences" shall mean all losses, costs, damages, fees, or liabilities incurred by the indemnified party arising from the matter indemnified under this Agreement.

          1.3. "Arthur Andersen" shall mean Arthur Andersen LLP.

          1.4. "Assumed Liabilities" shall mean liabilities of the Seller as of the Closing Date but not before as follows:

               (A) all obligations of the Seller under the Existing Purchase Agreements;

               (B)  obligations of the Seller remaining under the Options;

               (C) obligations under leases identified for assumption by the Purchaser listed on Exhibit H for which consents to assignment have been or will be obtained;

               (D) the obligation to perform warranty work for customers who purchased and closed homes from the Seller prior to the Closing Date but only to the extent set forth in Section 3.3 hereof;

               (E)  obligations under the Contracts;

               (F) trade payables supported by invoices or other back-up satisfactory to the Purchaser for units closing after the Closing Date and for units closing on or prior to the Closing
Date if provided on the Accrual Schedule;

               (G) all other Liabilities and obligations relating to the Included Assets listed on Exhibit C; and

               (H) obligations of the Seller remaining to be performed on or after the Closing Date under all permits and approvals related to the Included Assets.

          1.5. "Backlog Units" shall mean the residential housing units which are the subjects of Existing Purchase Agreements, but which are not scheduled to close as of or prior to the Closing Date.

          1.6. "Book Value" shall mean the book value of the Included Assets as determined in accordance with the GAAP.

          1.7. "Business" shall mean the operation of a land development, residential construction and sales operation.

          1.8. "Closing" shall mean the consummation of the purchase and sale contemplated by this Agreement by the deliveries required under Section 9.2 as of the Closing Date.

          1.9. "Closing Date" shall mean 11:59 p.m. on November 30, 1997.

          1.10. "Commercial Land" shall mean the two parcels of property owned by the Seller as set forth on Exhibit J.

          1.11. "Contracts" shall mean the contracts, leases, licenses and agreements which relate to Seller's Business and the Land, the material ones being identified in Exhibit E.

          1.12. "Confidential Information" shall mean any business or technical information used by the Seller exclusively in connection with the Included Assets and which has economic value to the Seller because it has been deliberately maintained as confidential by the Seller.

          1.13. "Credit Liabilities" shall mean the portion of the Assumed Liabilities for which the Purchaser receives a credit against the Purchase Price as set forth on Exhibit F.

          1.14.     "Cut Off Date" shall mean 11:59 p.m. November 25, 1997.

          1.15. "Earnest Money" shall mean the amount of $25,000.00 paid to Seller upon execution of this Agreement.

          1.16. "Effective Date" shall mean the date on which an unaltered counterpart of this Agreement, has been duly executed by the Purchaser and the Seller.

          1.17.     "Escrow Agent" shall mean Chicago Title Insurance Company.

          1.18.     "Escrow Agreement" see Section 3.2.

          1.19. "Excluded Assets" shall mean the assets set forth on Exhibit B attached hereto and made a part hereof.

          1.20. "Existing Purchase Agreements" shall mean the existing purchase and sale agreements between the Seller and third party purchasers of portions of the Land and Improvements as of October 31, 1997, and updated to and through the Cut Off Date. A complete list of the Existing Purchase Agreements is set forth as Exhibit D.

          1.21.     "Final Purchase Price" see Section 3.2.

          1.22. "GAAP" shall mean generally accepted accounting principles consistently applied.

          1.23. "Holdback" shall mean the deferred portion of the Purchase Price deducted from the Purchase Price and paid to the Escrow Agent as part of the Closing process for further disbursement in accordance with the terms hereof and the Escrow Agreement.

          1.24. "Improvements" shall mean all improvements of any nature located on or appurtenant to the Land which shall include all residential housing units, model homes, speculative homes, infrastructure and all related property affixed to or permanently located on the Land.

          1.25. "Included Assets" shall include all Land and Improvements, Leases, Contracts, Intangible Property, Options, Existing Purchase Agreements and Personal Property and all assets of the Seller designated on the October 31 Balance Sheet as updated through the Closing Date except as may be excluded by the Purchaser prior to Closing including the Excluded Assets.

          1.26. "Intangible Property" shall mean all intangible or intellectual property used by the Seller which is used in the Seller's Business and relates to the Included Assets including data, files, books and records, customer lists, warranties, computer software and programs, plans and specifications, or copyrights.

          1.27. "Knutson" shall mean Donald W. Knutson, an individual resident of the State of Florida.

          1.28. "Land" shall mean the improved or unimproved real property and more particularly described on Exhibit A.

          1.29. "Leases" shall include the real and personal property leases of the Seller which are identified in Exhibit H.

          1.30. "Licenses, Entitlements, and Permits" shall mean all licenses, entitlements, permits, governmental rights, development of regional impact approvals, zoning rights, paid impact fees and tap in rights, utility capacity and all other rights, approvals and permits associated with the Included Assets or otherwise owned by the Seller or Calton with respect to the operation of the Business in the Restricted Area.

          1.31. "Net Operating Profit Adjustment" shall mean the variable contribution margin realized from deliveries during the period after October 31, 1997 through the Closing Date, less all costs incurred in the normal course of business determined in accordance with GAAP and consistent with past practice as illustrated by the estimated determination set forth on Exhibit Q. Any internal interest charged to the Seller during the period after October 31, 1997 through the Closing Date (whether capitalized or expensed directly) shall be excluded from the calculation of the Net Operating Profit Adjustment.

          1.32.     "Net Premium" shall mean the Premium designated in Section
3.1 minus the Net Operating Profit Adjustment.

          1.33. "October 31 Balance Sheet" shall mean the balance sheet of the Seller as of October 31, 1997, a true and exact copy of which is attached hereto as Exhibit N.

          1.34. "Options" shall mean the option agreements and purchase and sale agreements between the Seller and certain third party land sellers, a complete list of which are set forth on Exhibit I attached hereto and made a part hereof.

          1.35.     "Peat Marwick" shall mean KPMG Peat Marwick, LLP.

          1.36. "Permitted Exceptions" shall mean collectively any title exception set forth on the Title Commitment which is not a Title Objection.

          1.37. "Personal Property" shall include all equipment, tools, furniture, office equipment, marketing materials, cash, deposits with community associations or community development districts and other tangible personal property used in connection with the development of residential homes or improved lots located in the Land or otherwise related to the Included Assets.

          1.38.     "Permit Projects" see Section 6.1.16.

          1.39. "Post Cut Off Date Closing Units" shall mean the Units to be conveyed to third party homeowners after the Cut Off Date through the Closing Date pursuant to bona fide third party contracts as more particularly designated on Exhibit P attached hereto and made a part hereof.

          1.40.     "Price Waterhouse" shall mean Price Waterhouse, LLP.

          1.41. "Projects" shall mean the projects located in the State of Florida and listed on Exhibit O hereto.

          1.42.     "Purchase Price" shall mean the amount, set forth in
Section 3.1, that the Purchaser shall pay to consummate the purchase and sale of the Included Assets.

          1.43.     "Reference Date" shall mean October 31, 1997.

          1.44.     "Reserve" see Section 3.3.

          1.45. "Restricted Area" shall mean the Orlando, Florida metropolitan statistical area.

          1.46. "Restricted Party" shall mean the Seller and entities in which the Seller, Calton or any of their principal shareholders has a direct or indirect interest, and the officers, directors and shareholders of the Seller or Calton and all related corporate entities of the Seller and Calton.

          1.47.     "Road Bond" see Section 3.3.

          1.48. "Speculative Units" shall mean the residential housing units currently under construction by the Seller or models constructed and owned by the Seller which are the not the subject of an Existing Purchase Agreement all of which are more particularly described in Exhibit K.

          1.49. "Surveys" shall mean any existing surveys of the Land in the possession of the Seller or readily accessible by the Seller.

          1.50. "Title Commitment" shall mean the title insurance commitment issued by Escrow Agent with respect to the Land issued in favor of the Purchaser.

          1.51. "Title Objection" shall mean any deed of trust, lien, financing statement, security agreement, security interest or other monetary encumbrance encumbers the Seller's title to the Land.

     2.   AGREEMENT TO SELL AND ASSUMPTION OF CERTAIN LIABILITIES.

          2.1. Agreement to Sell. On the terms and conditions hereinafter set forth, the Seller agrees to sell the Included Assets to the Purchaser and the Purchaser agrees to purchase the Included Assets from the Seller.

          2.2. Assumption of Certain Liabilities. The Purchaser agrees to assume at the Closing the Assumed Liabilities and agrees to perform the obligations incident thereto. The assumption shall include those Options that meet the requirements set forth in Section 6.1.26 of this Agreement on and as of the Closing Date. The Assumed Liabilities shall not include any obligation or liability arising from any default, breach, misfeasance, malfeasance or nonfeasance by the Seller prior to the Closing. Nothing contained in this
Section 2 or in any instrument or assumption executed by the Purchaser at the Closing shall be deemed to release or relieve the Seller from its respective representations, warranties, covenants and agreements contained in this Agreement or any certificate, schedule, instrument or document executed pursuant hereto or in connection herewith, including, without limitation, the obligations of the Seller to indemnify the Purchaser in accordance with the provisions of this Agreement. The Assumed Liabilities shall not include any liability or obligation of the Seller arising out of or relating to (a) any actual or alleged tortious conduct of the Seller or any of its employees or agents, (b) except as set forth in Section 3.3, any product liability claim related to a home delivered to a home buyer prior to Closing, (c) any claim for breach of warranty or contract by the Seller except as provided in Section 3.3,
(d) any claim predicated on strict liability, (e) the violation of any law, ordinance or regulation in effect prior to the Closing, (f) any business or business activities of the Seller which are not part of the Seller's Business,
(g) any liability for expenses or taxes, if any, in connection with, resulting from or arising out of this Agreement or the transactions contemplated hereby,
(h) any liability of the Seller for any federal, state or local taxes of any kind or character (other than taxes assumed under this Agreement), (i) any liability of the Seller under or arising by reason of this Agreement, or
(j) any liability for any amounts payable under the Contracts or under any other agreement to which the Seller is a party for the period prior to the Closing Date except as shown on the Accrual Schedule. In particular, Seller shall pay and remain solely responsible for all trade payables under the Contracts or otherwise which apply to units closed prior to the Closing Date except as shown on the Accrual Schedule. The Seller hereby indemnifies and holds harmless the Purchaser against any losses, costs, damages, fees arising or related to the period on or before Closing or other amounts payable for any liabilities or obligations of the Seller relating to the Included Assets arising or related to the period on or before Closing other than the Assumed Liabilities. The indemnification contained in this section shall be subject to the provisions of Section 14. The obligations of the Seller pursuant to this Section shall survive the Closing and the transactions contemplated by this Agreement.

     3.   PURCHASE PRICE PAYMENT AND PERFORMANCE.

          3.1. Purchase Price.  The Purchase Price shall be the sum of:

          A. The Book Value of the Included Assets on the October 31 Balance Sheet,
          B.   plus, $1,500,000.00,
          C.   minus, the Credit Liabilities,
          D. plus the net increase, or minus the net decrease, in the Included Assets after October 31, 1997 through the Closing Date,
          E. plus the net decrease, or minus the net increase, in the Credit Liabilities after October 31, 1997 through the Closing Date,
          F.   minus the Net Operating Profit Adjustment.

All of the above items shall be determined in accordance with GAAP as disclosed by Seller to Purchaser prior to Closing and contained in the Seller's accounting manual (except as described in the following paragraph) and the net changes in Included Assets and Credit Liabilities shall include only those changes in the ordinary course of business.

          Any internal interest charged to the Seller during the period after October 31, 1997 through the Closing Date (whether capitalized or expensed directly) shall be excluded from the calculation of both Net Operating Profit Adjustment and net increase or decrease in the Included Assets and Credit Liabilities for the period after October 31, 1997 through the Closing Date.

          An example of the calculation of the Purchase Price follows:

                                    10/31/97    Closing Date     Net Change
                                  -----------   ------------    ------------
Book Value of Included Assets     $20,000,000    $17,000,000    $(3,000,000)
Book Value of Credit Liabilities   $2,500,000     $2,000,000      $(500,000)
Net operating profit after
October 31, 1997 to Closing Date                    $400,000

The Purchase Price would be determined as follows:
  Book Value of Included Assets at 10/31/97               $20,000,000
  Plus premium                                              1,500,000
  Minus Book Value of Credit Liabilities at 10/31/97       (2,500,000)
  Minus decrease in Included Assets                        (3,000,000)
  Plus decrease in Credit Liabilities                         500,000
  Minus Net Operating Profit Adjustment after
    10/31/97 to Closing Date                                 (400,000)
                                                          -----------
  Purchase Price                                          $16,100,000
                                                          ===========

          The Purchase Price shall be allocated to the Included Assets pursuant to the Book Value thereof with the Net Premium allocated to goodwill.

          All prorations, calculations, and price credit or liability determinations shall be made as of November 30, 1997. For purposes of these calculations and determinations, the Seller shall retain all benefits and burdens of the Seller's Business until 11:59 p.m. on November 30, 1997. All employees of the Seller shall remain employees of the Seller until 11:59 p.m. on November 30, 1997. Thereafter, all benefits and burdens of the Included Assets and Assumed Liabilities shall be of the Purchaser. Purchaser and Seller acknowledge and recognize that the Purchaser intends to prepay the Purchase Price on November 28, 1997 and shall execute certain closing documents on November 26, 1997. Nevertheless, the Closing shall be effective on the Closing Date. In the event that, on or prior to the Closing Date, the Closing is enjoined or otherwise prevented by any third party or occurrence, then upon such occurrence, the Seller shall repay to Purchaser all amounts so prepaid and shall hold in trust such sums for the benefit of the Purchaser for the period prior to such repayment. Except for the Assumed Liabilities, Seller hereby indemnifies the Purchaser for all liabilities whatsoever arising from the operation of the Seller's Business on or prior to the Closing Date.

          3.2. Manner of Payment and Post Closing Adjustment.

               (A) Upon the reasonable satisfaction of the conditions set forth in Sections 9 and 15 herein and subject to the provisions of Section 3.1, the Purchase Price shall be payable as follows:

                    (1) Earnest Money: The Purchaser shall receive a credit for the Earnest Money which shall be payable on November 26, 1997;

                    (2) Holdback: The Purchaser shall receive a credit in the amount of the Holdback as paid to the Escrow Agent.

                    (3) Remainder of the Purchase Price: The Purchaser shall prepay the remainder of the Purchase Price by wire transfer on November 28, 1997.

               On November 26, 1997, Purchaser shall deliver to the wiring bank its instructions to wire transfer the sum established at 3. above at its earliest available time but in no event later than 10:00 a.m. on November 28, 1997. Seller hereby designates the following wiring information for all wire transfers to it hereunder:

               Calton Homes, Inc.
               BankBoston, N.A.
               Account Number 522-35690
               ABA: 011000390
               Calton Homes Inc.
               Account by BKB Secured Party
               Advise upon receipt:  Bradley A. Little
                       Telephone:  (723)780-1800 x9203

               As soon as practicable, but no later than forty-five (45) days following the Closing Date, an Officer of the Seller or Calton will certify to the Purchaser (the "Calculation") his determination of the final purchase price due under Section 3.1 reflecting all of the changes in Book Value of the Included Assets and the Credit Liabilities, the Net Operating Profit Adjustment, any prorations provided in this Agreement; and the balance of the Holdback as recalculated on the basis of such Calculation.

               Should the Seller and the Purchaser be unable to agree on the amount due pursuant to such Calculation, Purchaser may submit the dispute to the head of the real estate practice section of Peat Marwick in Atlanta, Georgia who shall resolve the dispute or designate another non-partial professional at Peat Marwick of reasonably equal competence to the resolve the dispute. Prior to submitting such a dispute and no later than 30 days from the date the Seller has delivered its Calculation each party shall state in writing in reasonable detail the basis for its disagreement and the amount in dispute. Expenses of such arbitration shall be paid by Purchaser if the calculation of the Final Purchase Price by Peat Marwick differs by less than $80,000.00 from the Calculation. Otherwise, the costs shall be paid by Seller. The amounts owed by either party pursuant to such arbitration shall bear interest due at the rate of 15 percent per annum from the date the payment was originally due until paid.

               In the event that either the Purchaser or the Seller disputes the findings of Peat Marwick, the disputing party may refer the dispute to the head of the real estate section of Price Waterhouse in Atlanta, Georgia for resolution. If Price Waterhouse determines that the Final Purchase Price is within $80,000.00 of the calculation of the Final Purchase Price as determined by Peat Marwick, then in such event, the determination of Peat Marwick shall govern and the disputing party shall pay all costs associated with such appeal.

Otherwise, the costs shall be paid by non-disputing party. If the determination is outside of the foregoing parameter, and in the event that Price Waterhouse and Peat Marwick cannot agree to a Final Purchase Price within the foregoing $80,000.00 number, then the dispute shall be forwarded by either party to the head of the real estate practice of Arthur Andersen in Atlanta, Georgia whose determination shall be final. In such event, all costs shall be paid equally between the two parties. All determinations by any arbitrator shall occur within forty-five (45) days of submission. Otherwise, the decision of Peat Marwick shall be deemed conclusive. In the event Purchaser agrees with the Calculation or Purchaser and Seller subsequently agree to modifications thereof, then the payment of the Holdback shall occur in accordance with Subsection (C). The Purchase Price established either by agreement by the parties or pursuant to the foregoing procedures is hereby defined as the Final Purchase Price.

               Upon the unappealable determination (as provided above) of the Final Purchase Price or the agreement of the parties as to the Final Purchase Price, then the Holdback shall be disbursed in the amounts and to the payees designated in such determination or agreement. The payment shall be made pursuant to the terms of the Escrow Agreement. In the event that the Holdback is insufficient to pay to the designated payee the amounts owed to such payee, then the party responsible for payment pursuant to the determination or agreement shall pay in good funds to the designated payee the amount necessary, when taken into account with the sums to be disbursed to the payee from the Holdback, in order to pay in full the amount determined or agreed to be due to such payee. Any amounts payable under this paragraph shall be payable within five (5) business days of the date of determination or agreement.

               (B) Credit Liabilities. The Purchaser and the Seller shall establish a list and calculation of the Credit Liabilities at Closing. The Credit Liabilities set forth on Exhibit F is a list of the Credit Liabilities as of October 31, 1997 together with an estimate of the Credit Liabilities thereafter through the Closing Date. The actual calculation and designation of the Credit Liabilities shall be those accrued liabilities payable by the Purchaser on behalf of the Seller after Closing. The Purchaser shall receive a credit against the Purchase Price in the amount of the Credit Liabilities as of the Closing Date.

               (C)  Holdback.  A portion of the Purchase Price in the amount of
$800,000.00 shall be delivered by the Purchaser to Escrow Agent on November 28, 1997, and shall be held in escrow until the Final Purchase Price is established. The Holdback shall be held in escrow pursuant to an Escrow Agreement between the Purchaser and Seller executed and delivered at Closing ("Escrow Agreement"). The Holdback as adjusted to reflect the adjustments required in order to cause the payment of the Holdback to equal the Final Purchase Price, shall be paid to the payees designated by the joint instructions of the Purchaser and the Seller or as determined by the procedure set forth at Subsection (A). Any amount payable by Calton with respect to such recalculation shall be deducted from the Holdback. The Holdback shall also be
adjusted to:   compensate Purchaser for (i) any amounts expended by Purchaser or necessary to cause the truth and accuracy of the warranties and representations contained herein, including any amounts in excess of the Reserve for warranty claims that are required to be paid by the Purchaser; and
(ii) any amount paid by the Purchaser arising from liabilities of Seller or its Business not designated as Assumed Liabilities. Except for the amounts payable with respect to the calculation of the Final Purchase Price, any amounts payable from the Holdback for reasons designated in (i) and (ii) shall be subject to (a) five (5) days' prior notice to Seller prior to payment; and (b) solely as to the amounts set forth in (i) but not as to amounts set forth in
(ii), a "de minimis" standard so that no amount shall be deducted until the aggregate amount of deductions from the Holdback exceeds $20,000.00. The foregoing "de minimis" amount shall not apply to any amounts required to pay or discharge a Title Objection. The Holdback shall be placed in an interest bearing account with the prior approval of Purchaser and Seller. The interest earned shall be disbursed proportionately to the payee or payees of the Holdback. Seller's tax payer identification number is 55-2319621.

          Purchaser and Seller agree that the Escrow Agent shall be authorized to rely upon the determination of the accounting firm which determines the Final Purchase Price, if any, in making payments of the Holdback as to the payment of the Final Purchase Price.

          3.3. Construction and Warranty Matters. The Purchaser shall perform all work caused by any warranty claim determined to be covered by an existing warranty by the Seller and relating to any residential housing units (i) closed by the Seller between December 1, 1996 and November 30, 1997; (ii) located in the Restricted Areas and (iii) which are covered by the one (1) year warranty period granted by Seller to third party home purchasers from Seller. Any claim that the Purchaser determines to be outside an applicable warranty or the foregoing three categories shall be referred to the Seller for remedy. The Purchaser reserves the right to forward any claims made under a third party warranty program such as HOW, HBW, PWC, and RWC warranty programs to such warranty providers after providing adequate notice to Seller and shall inform the Seller of such disposition. Subject to the following paragraph, the Seller shall promptly reimburse the Purchaser for any work performed by the Purchaser.

The amount to be reimbursed shall include out-of-pocket costs not to exceed the normal and customary costs of such work prevailing in the industry.

          The Purchaser shall assume the warranty reserve of the Seller in the amount as designated on the October 31 Balance Sheet as updated on the Closing Date which shall be approximately $35,000.00 ("Reserve"). The amount of the Reserve shall constitute a Credit Liability. The Reserve shall be reduced by the amount of all of the warranty work that the Purchaser undertakes on behalf of the Seller as provided in this Section. Within thirty (30) days of the first anniversary of the Closing Date, the Purchaser shall pay to Seller in cash the amount that the unused balance of the Reserve exceeds amounts deducted therefrom as provided herein. In the event that the Reserve has been completely used at any time during the one year period, then the Seller shall promptly pay to the Purchaser upon periodic billing the amounts due and payable with respect to the warranty work described herein. The Purchaser shall not be obligated to pay to the Seller any amounts claimed by Seller to be due with respect to the Reserve during the pendency of any dispute with respect to obligations of warranty work hereunder or in the event that a claim is pending for indemnification as provided in Section 13. Purchaser shall be liable for its gross negligence in the conduct of the warranty work. Purchaser shall cause all warranty work subcontracts entered into by Purchaser to run to the benefit of the Seller as well as to the benefit of the Purchaser in order to permit the Seller to have recourse to the subcontractors for below standard warranty work.

          The Purchaser agrees to provide estimates to the Seller for any warranty work items in excess of $1,000 for the Seller's review before the Purchaser performs such work. If the Seller elects to proceed, the Seller shall authorize the recommended work within three (3) business days of notification by the Purchaser or otherwise the proposed action by the Purchaser shall be deemed approved. If the Seller elects, the Seller may provide to the Purchaser a recommendation of an alternative work procedure. In the event that the Seller does not so respond within the applicable period, the Purchaser shall proceed with the repair work. In the event that the Seller provides an alternative recommendation, the Purchaser shall determine if the alternative work order is appropriate. In the event of a dispute between the Purchaser and the Seller as to this repair work, then: (i) the Seller shall be responsible for the repair work; (ii) the Seller shall and does hereby indemnify the Purchaser for all losses, costs, damages, fees, or liabilities with respect to any claim made against the Purchaser with respect to the Seller's failure to perform such repair work; and (iii) the Seller, and in the absence of prompt compliance by the Seller, the Purchaser on behalf of the Seller, shall send a letter advising the claimant that warranty work is the Seller's responsibility.

          The provisions of this Section shall not operate as an assumption by the Purchaser of any liability of the Seller for any warranty or other product liability claims. In particular, the Purchaser shall not be responsible for or assume any obligations with respect to structural claims or implied warranties with respect to any residences or other improvements constructed by or on behalf of the Seller and closed prior to November 30, 1997. Rather, the provisions of this section shall operate as a mechanism for the performance of work on behalf of the Seller by the Purchaser under certain circumstances. Furthermore, the Seller shall remain liable for the warranty claims by third party homeowners and the Seller hereby indemnifies the Purchaser against all losses, costs, damages, fees, or liability to any third party home owner arising under home owner warranty claims on homes closed prior to Closing. The Purchaser hereby indemnifies the Seller against Adverse Consequences on homes closed after the Closing Date including Adverse Consequences arising from homeowner warranty claims with respect to such homes.

          The Assumed Liabilities shall include the obligation of Seller under the cash bond in the approximate amount of $14,831.00 for the maintenance of a roadway at the Cypress Lakes Project ("Road Bond"). In the event that any repair work is required with respect to the roadway affected by the Road Bond during the term thereof, the Purchaser shall undertake such warranty work and all monies expended with respect thereto shall be governed by the provisions of this Section. Any amounts returned from the Road Bond shall be the exclusive property of the Purchaser.

     4.   EARNEST MONEY.

          The Purchaser shall deliver to Seller on November 26, 1997 the sum of $25,000.00 as the Earnest Money. If the Purchaser shall lawfully exercise any right or option under this Agreement to rescind, cancel or terminate this Agreement, then Seller shall immediately refund the Earnest Money to the Purchaser, whereupon this Agreement shall terminate and the parties to this Agreement shall have no further rights, duties or obligations under this Agreement.

     5.   TITLE EXAMINATION, SURVEYS AND OBJECTIONS.

          5.1. Title Examination. The Purchaser shall cause the Seller's title to the Land and Improvements to be examined and may have surveys prepared or updated at any time and from time to time up to and through the Closing Date and may at, any time prior to Closing, give the Seller written notice of any Title Objections disclosed by such examination of title or updated survey that were not disclosed by the Purchaser's initial title examination. The Seller shall (i) satisfy or commit to satisfy at Closing, at the Seller's expense, any mortgages, liens or other monetary encumbrances, including assessments or homeowner's association fees affecting the Land or Improvements, judgment and lien affecting the Included Assets, (ii) satisfy or correct, at the Seller's expense, any Title Objection arising in breach of the Seller's covenants, representations or warranties under this Agreement including bonding off any materialmen liens or other bondable Title Objections and (iii) use reasonable efforts to cure and correct all other Title Objections. The Seller shall not be obligated to cure any Title Objections other than those described in clauses
(i) and (ii) above, and shall not be obligated to expend more than $200,000.00 prior to the Effective Date to release any judgment or lis pendens affecting the Property but the cure of any such additional Title Objections shall be a condition to the Purchaser's obligation hereunder and the Purchaser shall have the right to terminate this Agreement, as more particularly provided in Section
5.2 below, if the Seller fails to cure any Title Objection.

          5.2. Failure to Correct Title Objections. If the Seller fails to satisfy or correct any Title Objection known to the Purchaser on or prior to the Effective Date, the Purchaser shall by written notice to the Seller elect one of the following:

               5.2.1. To waive such Title Objection and to close the transaction in accordance with the terms of this Agreement; nothing contained in this section shall waive or terminate the obligations of the Seller with respect to the removal of certain Title Objections set forth in the preceding section.

               5.2.2. For Title Objections for which the Seller is not obligated to remove as provided in Section 5.1, the Purchaser may terminate this Agreement and to receive a complete refund of all Earnest Money, in which event neither the Seller nor the Purchaser shall have any further rights, duties or obligations under this Agreement.

               5.2.3. The Purchaser shall have the right to offset from the Purchase Price such amounts as are necessary in order to cause the removal of any taxes, liens, judgments, or monetary encumbrances affecting the Land which the Seller is obligated to terminate and satisfy and remove pursuant to the provisions of Section 5.1.

               5.2.4. The matters set forth on Schedule B Section 2 of the Owner's Title Insurance Policy delivered to Purchaser at Closing shall be deemed accepted by Purchaser.

               5.2.5. Any monetary encumbrance, judgment, lien, lis pendens or other monetary matter affecting title to the Property and not known to the Purchaser on the Effective Date shall be subject to the warranty of title contained in the closing document and other representations and warranties contained herein.

          5.3. Surveys. The Seller shall provide to the Purchaser all Surveys at or prior to Closing.

     6.   REPRESENTATIONS AND WARRANTIES.

          6.1. Representations and Warranties of the Seller. As a material inducement to the Purchaser to enter into this Agreement and to purchase the Included Assets, the Seller hereby represents and warrants to the Purchaser as follows:

               6.1.1. Organization of the Seller. The Seller is a corporation duly organized and validly existing under the laws of the State of Florida; is in good standing and is qualified to do business under the laws of the State of Florida; and has the power to own, dispose of and execute agreements to sell the Included Assets, and to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions of this Agreement.

               6.1.2. Authorization. This Agreement has been duly authorized by all necessary action other part of the Seller.

               6.1.3. Due Execution. This Agreement has been duly autho-rized, executed and delivered by the Seller, is legal, valid binding upon the Seller and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of the rights or remedies of creditors generally.

               6.1.4. Status under the Internal Revenue Code. The Seller is not a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

               6.1.5. Litigation. There is no action, suit, proceeding or to the best of the Seller's knowledge, claim (other than third party warranty claims in the normal course of business) affecting the Seller or the Included Assets which would create a material adverse effect to the Included Assets or any portion thereof pending or being prosecuted in any court or by or before any federal, state, county or municipal department, commission, board, bureau, agency or other governmental instrumentality which could prevent consummation by the Seller of the sale of the Included Assets or the performance of the Seller's obligations hereunder.

               6.1.6. Title to Assets. The Seller presently has good and indefeasible fee simple title to the Lands and owns the Included Assets subject to the Permitted Exceptions.

               6.1.7. Material Deterioration. As of Closing, the Included Assets have not suffered, in the aggregate or on a per Project basis, material deterioration subject to the provisions of Paragraph 10 herein.

               6.1.8. Rights to Purchase Land. There are no outstanding contracts, options or rights of first refusal by the Seller to any other person or entity outstanding to purchase the Land or any of the Included Assets other than the Existing Purchase Agreements.

               6.1.9. Compliance with Laws. To the best of the Seller's knowledge, with respect to the Included Assets, the Seller has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, and local governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has to its knowledge been filed, commenced or threatened against it alleging any failure so to comply which would materially and adversely affect the Included Assets. To the best of its knowledge, the Seller has complied with respect to the Included Assets, in all material respects with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against it alleging any failure so to comply. To the best of the Seller's knowledge, neither the Included Assets nor any portion thereof violates any zoning, building, fire, health, pollution, subdivision, environmental protection or waste disposal ordinance, code, law or regulation or any requirement contained in any hazard insurance policy covering the Included Assets. The Seller shall give prompt notice to the Purchaser of any such violation which shall be received by the Seller prior to Closing. Without limitation to the foregoing, to the best of the Seller's knowledge, the Land is in compliance in all material respects with and the Seller has received no notice and knows of no fact or condition which could give rise to a violation of any environmental law, rule, ordinance or regulation or any zoning or other land use law, rule, ordinance or regulation including, but not limited to, any of the foregoing that may affect the Land in the nature of a plan, permit, or any land use or environmental law as to endangered species. To the best knowledge of the Seller, the Seller is in full compliance with local, state and federal ordinances, statutes, laws or regulations governing the sale of residential lots to individuals.

               6.1.10. Environmental Warranty. (i) The Seller has not disposed of, generated from or dumped on any of the Land any toxic or hazardous substance as defined under any Environmental, Health and Safety Laws, nor, to the best of its knowledge, has any such property been used at any time for the disposal, generation or dumping of any such toxic or hazardous substance; (ii) to the best of the knowledge of the Seller, no underground storage tanks are presently or an any time were located on the Land and subsequently removed or filled except as may have been disclosed in the environmental Phase I reports with respect to the Land delivered by the Seller to the Purchaser; (iii) to the best knowledge of the Seller, the Land has not been used as a landfill or as a dump for garbage or refuse. For purposes herein, the term Environmental Law shall mean any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to health, safety, any hazardous material, or the environment (including but not limited to ground or air or water or noise pollution or contamination, and underground or above ground tanks) and shall include without limitation, the Solid Waste Disposal Act, 42 U.S.C. S 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. S 9601 et seq. ("CERCLA"), as amended by the Superfund Amendments and
Reauthorization Act of 1986 ("SARA"); the Hazardous Materials Transportation Act, 49 U.S.C. S 1801 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. S 1251 et seq.; the Clean Air Act, 42 U.S.C. S 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. S 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. S 300f et seq. The Seller hereby indemnifies and holds harmless the Purchaser from and against the breach or alleged breach of any of the foregoing Environmental Laws. Seller shall provide existing Phase I environmental reports and reliance letters for all such environmental reports to Purchaser at Seller's cost; and (iv) the Phase I environmental reports delivered by Seller to Purchaser affect all of the Land.

               6.1.11. Condemnation. There are no pending and to the best of the Seller's knowledge there are no threatened or contemplated eminent domain proceedings affecting the Land or any part thereof. The Seller shall give prompt notice to the Purchaser of any such proceedings which occur or, to the best of the Seller's knowledge, are threatened prior to Closing.

               6.1.12. Public Rights of Way. The Land is served by publicly dedicated public way(s); and the rights of ingress and egress to and from the Land and to the best of the Seller's knowledge such adjoining public way(s) are not restricted or limited in any manner.

               6.1.13. Proceedings Affecting Development. To the best knowledge of the Seller, there are no pending or threatened proceedings that could have the effect of changing any zoning of the Land or impairing or restricting access between the Land and adjacent public roads which would materially impair the ability of the Purchaser to develop the portion of the Land affected as a single family residential project consistent with the Seller's development plans for that portion of the Land.

               6.1.14. Use Restrictions. Except for the Permitted Title Exceptions, neither the Seller, nor any predecessor in title to the Seller, has any agreement currently in effect with any entity, public or private, which would be binding upon the Purchaser and would prevent the use of the Land for any of the uses allowed for single family residential development.

               6.1.15. Bankruptcy. The Seller is not the subject of any bankruptcy, reorganization or insolvency proceeding or to the best of the Seller's knowledge threatened against the Seller.

               6.1.16. Contracts. The list of Contracts set forth on Exhibit E attached hereto is a true and exact list of all contracts affecting the Land or the Seller as of the Date of Closing. No amount remains unpaid thereunder except for amounts shown on the Accrual Schedule.

               6.1.17. Agreements. Except for the Permitted Exceptions, there are no service contracts, management agreements, or other agreements or instruments in force and effect, oral or written, that grant to any person whomsoever or any entity whatsoever any right, title, interest, or benefit in or to all or any part of the Land or Improvements other than the Existing Purchase Agreements, or any rights relating to the use, operation, management, maintenance, or repair of all or any part of the Land or Improvements, which will survive the Closing or be binding upon the Purchaser. The list of the Existing Purchase Agreements set forth on Exhibit E is a true and exact list of all purchase agreements affecting the Included Assets.

               6.1.18. Utilities. To the best knowledge of the Seller, all portions of the Land are served by utilities (which may include water, sewer, storm sewer, electricity and gas) all in accordance with the development plans of the Seller which have been provided to the Purchaser on or before Closing.

               6.1.19. Financial Information. The Seller has delivered to the Purchaser copies of the October 31 Balance Sheet. The October 31 Balance Sheet is complete and accurate in all material respects and was prepared from the books and records of the Seller in accordance with GAAP, except for the absence of footnotes thereto. The October 31 Balance Sheet is fairly stated as of such date. The estimate of the November 30, 1997 Balance Sheet of the Seller attached hereto as Exhibit L and made a part hereof is a fairly stated, good faith estimate by Seller of the matters shown thereon.

               6.1.20. Licenses, Entitlements, and Permits. The Seller is in material compliance in all respects with all Licenses, Entitlements, and Permits and has received no notification that it is not in compliance with any of the foregoing. No transfer fee is payable with respect to the transfer of such permits and licenses. The Licenses, Entitlements, and Permits are sufficient in all respects to conduct the Business in the Restricted Area including the completion of the Projects in the manner currently under construction and development.

               6.1.21. Restrictive Covenants. The Seller, the Improvements, and the Included Assets are in material compliance with all restrictive covenants affecting the Land.

               6.1.22. Access to Material Information. To the best of the Seller's knowledge, the Seller has not withheld from the Purchaser any material information, books, records, files or other matters in the possession of the Seller related to the Included Assets.

               6.1.23. Leases. The Leases described in Exhibit H are in full force and effect, all obligations of the Seller are current and the Seller is in compliance, in all material respects, with all material terms and conditions thereof and the Seller has provided to the Purchaser complete copies of the Leases. The Purchaser shall designate the Leases to be assumed on or before Closing and the obligations of either party with respect to the transfer shall be conditioned upon the receipt of all required approvals. Except for the Leases, there are no parties in possession of the Land or entitled to possession thereof other than the Seller, except for existing month to month leases which are subject to termination on thirty days notice.

               6.1.24. Backlog Units and Speculative Units. The list of the Backlog Units and the Speculative Units on Exhibit D respectively are a true and complete list of the respective items.

               6.1.25. Warranty Programs. All residential housing units constructed by the Seller or on behalf of or at the direction of the Seller prior to Closing Date are covered by a home buyer warranty program which is in full force and effect with all premiums paid in a timely manner.

               6.1.26. Options. The list of the Options is a true and exact list of the Options. The Options are in full force and effect and no event of default or event that but for the passage of time or giving of notice would constitute an event of default exists thereunder. All approvals required under the Options have been obtained in order to permit the transfer and assignment thereof to the Purchaser. The Schedule attached hereto as Exhibit I is a true and correct statement of certain of the terms and conditions of the Options including the amount of property remaining to be purchased thereunder as of October 31 and November 30, 1997. The warranty contained herein as to the existence of defaults by the grantor, seller or optionor shall be limited to the knowledge of the Seller.

               6.1.27. Truth and Accuracy of the Representations and Warranties. At the Closing, no representation, warranty or covenant of the Seller contained in this Agreement or in any other written statement or certificate delivered by the Seller pursuant to this Agreement or in connection with the transactions contemplated herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

               6.1.28. Change Orders and Cost Overruns with Respect to Speculative Units. To the best of the Seller's knowledge there are no cost overruns or change orders with respect to the Speculative Units that modify the estimates delivered to the Purchaser.

               6.1.29. Post Cut Off Date Closing Units. The Post Cut Off Date Closing Units are the only Units or parcels of Land that are to be conveyed to any entity during the period after November 25, 1997 to and through midnight, November 30, 1997. The list of the Post Cut Off Date Closing Units set forth on Exhibit P is a true and exact and comprehensive list of the Units expected to be conveyed during such period.

               6.1.30.   Camden Club.   Seller hereby represents and warrants
unto Purchaser that the Camden Club Project is subject to : (i) the granting of certain of the required permits from the applicable governmental authorities; and (ii) upon the granting of such permits, the Camden Club Project will be fully entitled and legally authorized for the construction of residential improvements in the manner projected by the Purchaser. Seller has received no notice and has no reason to believe that the applicable permits to meet the warranty set forth in (ii) above will not be issued to the Purchaser with respect to Camden Club in the normal course of business.

               The Seller agrees that the warranties and representations contained in Section 6.1 are true in all material respects, and are in full force and binding on the Seller as of the Effective Date and shall be in full force and shall be reaffirmed and restated in their entirety in writing by the Seller as of the date and time of The Closing Date as if given on the date of Closing, except for any change in any such warranty or representation that occurs and is disclosed by the Seller to the Purchaser expressly, in writing and promptly upon its occurrence, which disclosures shall thereafter be updated by the Seller to the Closing Date. If such representations and warranties are not true or satisfied, in any material respect, at Closing, then, subject to the provisions of Section 13.5, the Purchaser shall be entitled, at its option,
(i) to close the transaction in accordance with the terms of this Agreement; or
(ii) to terminate this Agreement by giving the Seller written notice of such termination. The Purchaser shall also have the right to the remedy of specific performance against the Seller to cause compliance with the representations and warranties. Upon any termination of this Agreement pursuant to this Section 6.1, Seller shall refund the Earnest Money to the Purchaser, in which event neither the Seller nor the Purchaser shall have any further rights, duties or obligations under this Agreement.

               Purchaser hereby acknowledges that the closing documents contained herein establish certain information as of the Closing Date which necessarily causes certain of the representations and warranties to be estimated for the period from the Effective Date to the Closing Date. Accordingly the representations and warranties contained herein shall be absolute as of the Effective Date but shall be to the best knowledge and belief
of the Seller from the Effective Date to the Closing Date.   To the extent any
of such matters subject to representation and warranty contained herein are inaccurate because of occurrences between the Effective Date and the Closing Date, then the Purchaser shall have the rights established under Section 3.2
(C) as to deduction from the Holdback, as well as other rights established hereunder for events prior to the Closing. Seller shall remain liable, however, for any intentional acts undertaken by the Seller which cause the representations and warranties to be untrue in a material respect as of the Closing Date other than the closing of the Post Cut Off Date Closing Units.

          6.2. Representations and Warranties of the Purchaser. As a material inducement to the Seller to enter into this Agreement and to sell the Included Assets, the Purchaser hereby represents and warrants to the Seller as follows:

               6.2.1. The Purchaser is a corporation duly organized and validly existing under the laws of the State of Tennessee, is in good standing under the laws of the State of Tennessee and has full and lawful right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

               6.2.2. This Agreement has been duly authorized, executed and delivered by the Purchaser, is binding upon the Purchaser and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general application affecting the enforcement of the rights or remedies of creditors generally.

               6.2.3. The Purchaser is not the subject of any bankruptcy, reorganization or insolvency proceeding or, to the best of the Purchaser's knowledge, threatened against the Purchaser.

               6.2.4. Neither the execution and delivery of this Agreement by the Purchaser nor its performance will create in any party the right to accelerate, terminate or modify any agreement that would materially and adversely affect its ability to perform this Agreement nor is any notice, consent or approval of any governmental body required for the Purchaser to consummate the transaction contemplated herein.

               6.2.5. At the Closing, no representation, warranty or covenant of the Purchaser contained in this Agreement or in any other written statement or certificate delivered by the Purchaser pursuant to this Agreement or in connection with the transactions contemplated herein contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

          6.3. Representations and Warranties of Calton.

               6.3.1. Calton is a corporation duly organized and validly existing under the laws of the State of New Jersey; and has the power and the authority to guaranty the obligations of the Seller hereunder. The execution and delivery of such Guaranty has been properly authorized by all necessary corporate action and does not contravene any instrument or document to which Calton is a party.

               6.3.2. Calton is not the subject of any bankruptcy, reorganization or insolvency proceeding or to the best of its knowledge threatened against Calton.

     7.   ADDITIONAL AGREEMENTS.

          7.1. Agreements Affecting the Included Assets. So long as this Agreement remains in full force, the Seller shall not sell, contract to sell, option, assign, rent, lease, convey (absolutely or as security), grant a security interest in or otherwise encumber or dispose of all or any part of the Included Assets (or any interest or estate in the Included Assets), nor take any action that would change or affect the zoning of the Included Assets or restrict the development of the Included Assets, materially or adversely affect the Licenses and Permits or the Options except for the sale of residential housing units and the acquisition of lots in the normal course of business.
The Seller shall be entitled to retain the title to the Post Cut Off Date Closing Units from the Included Assets provided that the Seller conveys the Post Cut Off Date Closing Units to third parties for fair market value pursuant to existing third party, bona fide sales contracts on November 28, 1997. In the event that the Seller does not close on such sales for any reason on November 28, 1997, then the Seller shall immediately convey such portion of the Post Cut Off Date Closing Units to the Purchaser and such Units shall be taken into account in the calculation of the Final Purchase Price. Seller shall hold the unclosed Units in trust for the benefit of the Purchaser during the period November 28, 1997 through the date of conveyance. The Seller agrees to make all material decisions with respect to the Included Assets only with the prior approval of the Purchaser which shall include significant price discounts, owner concessions or promotions. The term significant in this instance shall mean a material departure from the pricing structure, discounts and promotions as of the Reference Date. The Seller shall not make any additional acquisitions including any land acquisitions in the Restricted Area without prior approval of the Purchaser. The Purchaser shall not incur any expenses or make any payments outside of the normal course of business prior to the Closing.

          7.2. The Purchaser's Access and Inspection. Upon the Purchaser's reasonable request, the Seller shall provide the Purchaser and its authorized representatives full access during normal business hours from and after the date hereof until the Closing to the Included Assets and the books and records of the Seller relating to the Seller's Business for the purpose of making such investigation as the Purchaser may desire, and the Seller shall furnish the Purchaser such information concerning the Seller's Business or the Included Assets as the Purchaser may request. The Seller shall assist the Purchaser in making such investigation and shall cause its counsel, accountants, engineers, consultants and other non-employee representatives to be reasonably available to the Purchaser for such purposes. Purchaser shall undertake the foregoing inspections in accordance with the confidentiality provisions of the confidentiality agreement between the Seller and the Purchaser dated
October 16, 1997.

          7.3. Cooperation. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, and all parties shall use their best efforts to consummate the transactions contemplated herein and to fulfill their obligations hereunder, including, without limitation, causing to be fulfilled at the earliest practical date the conditions precedent to the obligations of the parties to consummate the transactions contemplated hereby. Without the prior written consent of the other parties, no party hereto may take any intentional action that would cause the conditions precedent to the obligations of the parties hereto to effect the transactions contemplated hereby not to be fulfilled, including, without limitation, taking or causing to be taken any action which would cause the representations and warranties made by such party herein not to be true, correct and complete as of the Closing.

          7.4. Expenses. All expenses incurred by the Purchaser in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for the Purchaser, shall be paid by the Purchaser. All expenses incurred by the Seller in connection with the authorization, preparation, execution and performance of this Agreement, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants for the Seller shall be paid by the Seller.

          7.5. Covenant Against Competition. In order to induce the Purchaser to enter into this Agreement and purchase the Included Assets as provided herein, and for the consideration specified in Section 3, the Seller agrees that, for a period of two (2) years beginning on the Closing Date and ending on the second anniversary date thereof, the Seller shall not and the Seller shall cause the remaining Restricted Parties not, without the prior written consent of the Purchaser, for its own account or jointly with another, directly or indirectly, for or on behalf of any individual, partnership, corporation or other legal entity, as principal, agent or otherwise (i) to engage in residential development or sales in the Restricted Area; (ii) within one year from the Closing Date, solicit the employment of any of the employees of the Seller unless the Purchaser has not offered such employee a position with the Purchaser within three (3) months of the Closing Date or unless the Purchaser has terminated such employee; or (iii) use in any manner whatsoever, any of the plans and specifications, or designs included in the Included Assets for residential housing units constructed in the Restricted Area. The provisions of this Section shall not preclude (i) the development or sale of the Commercial Land for residential purposes by the Seller, and (ii) the employees of Calton if they are no longer employed by or affiliated with Calton or other entity included in the Restricted Parties being employed by a homebuilder in the Restricted Area; or (iii) solicitations for employment by general advertisement.

          7.6. Waiver of Bulk Sales Law Compliance. Compliance with the bulk sales laws of the State of Florida and in any other jurisdiction where the Seller conducts its business is hereby waived by the Purchaser, and the Seller hereby jointly and severally agree to defend, indemnify and hold harmless the Purchaser and its affiliates from and against any claims by any Person arising out of or due to the failure to comply with such bulk sales laws, including, without limitation, any claims by any Person against all or any part of the Included Assets.

          7.7. Employees. The Purchaser and the Seller agree that the Purchaser is acquiring certain but not all of the assets of the Seller. The Purchaser has made no commitment and has no obligation to employ any of the current employees of the Seller. The Seller shall remain responsible for all compensation and other obligations to such employees including any accrued bonuses or other deferred compensation that have been earned through the Closing Date. The employees of Seller that are employed by Purchaser will receive credit for time in service with Seller for purposes of employee benefits and vacation, receive benefits of Purchaser with no denial of benefits because of preexisting conditions provided that such hired employees shall be provided benefits consistent with existing Purchaser employee benefit plans in effect as of the date hereof.

          The Seller will provide to the Purchaser a list of its current employees. The Seller hereby authorizes the Purchaser with the Seller's prior approval to negotiate, without obligation, to employ any of the foregoing employees without liability to the Seller provided each party shall be responsible for its own violations of any applicable employment laws.

          The Seller shall be responsible for the payment of all severance payments to the employees and shall pay all benefits and accrued payments that the employees may be entitled except for those accrued benefits included on the October 31 Balance Sheet and included in the Credit Liabilities. The Seller shall be responsible for the payment of all severance amounts for the period up to and including the Closing Date, payable to any of the Seller's employees (other than amounts payable with respect to wrongful termination) that may be hired by the Purchaser and terminated by the Purchaser within sixty (60) days from the Closing. Seller shall not be responsible for payment of any severance payments of the Purchaser other than those set forth in the preceding sentence.

          Purchaser and Seller hereby acknowledge and recognize that each shall make independent arrangements with Knutson and, accordingly, he shall be excluded from the provisions of this Section.

          7.8. Transition Period. The Seller hereby grants to the Purchaser the use of certain aspects of the Seller's business operation in the Restricted Area from through the Closing Date first anniversary of the Closing Date.
The rights granted hereunder shall include the exclusive right to use the tradename "Calton Homes" in the Restricted Area with respect to Projects in existence at Closing for such period; Seller shall also provide assistance as to the use and operation of the software included in the Included Assets during this period.

          7.9. Post Closing Wind Up. Seller may retain copies of records transferred to the Purchaser. Purchaser agrees to cooperate with the Seller in order to permit the Seller to prepare its tax returns, financial statements and other financial information.

          7.10 Knutson. In the event that Purchaser employs Knutson, then the Purchaser shall permit Knutson to advise and consult with Seller concerning the Commercial Land in order to permit the Seller to obtain an orderly transition of the Commercial Land. Seller agrees to use Knutson as an advisor but shall recognize that Knutson's primary responsibility shall be the duties assigned to him by Beazer.

          7.11.     Right of First Offer.    Seller agrees to provide to the
Purchaser the right of first offer to buy the parcels of property contained in the Commercial Land. In the event that the Seller intends to sell all or either parcel of the Commercial Land, Seller shall so notify the Purchaser in writing submitting to the Purchaser the terms of the proposed offering including the purchase price, monetary terms if a deferred payment of the purchase price is contemplated, the portions of the Commercial Land to be included, and the representations and warranties that the Seller will include in the offering. Purchaser shall thereafter have fifteen (15) days in which to notify the Seller of its intention to purchase the offered property on the terms set forth in the notification. If the Purchaser rejects the offer or does not respond within the foregoing period, the Seller shall be entitled to sell the property so offered on the same terms and conditions as offered to the Purchaser provided that the Seller may reduce the purchase price for any amount of 10% of the offered purchase price without the requirement of an additional offer to the Purchaser. If the Seller has not entered into a contract of purchase and sale permitted under the terms of this section within 180 days of the date of the rejection or deemed rejection by the Purchaser, then the Seller must reoffer the property to be sold to the Purchaser pursuant to the terms and conditions set forth above. This right of first offer shall terminate on November 30, `1999 except for any notices of intention to purchase the Commercial Land pending as of such date.

     8. INSPECTION PERIOD. The Purchaser shall have until the Closing Date to review the Included Assets. In the event that the Purchaser determines, in its sole discretion, that the Included Assets are not satisfactory, then the Purchaser shall notify the Seller in writing on or before the Closing Date that the Purchaser is terminating this Agreement whereupon this Agreement shall terminate, Seller shall promptly return the Earnest Money and any other amounts paid to it hereunder to the Purchaser. Whereupon this Agreement shall terminate and the parties to this Agreement shall have no further rights, duties or obligations under this Agreement. Purchaser hereby discloses to the Seller that it has no knowledge of any matter relating to the Included Assets which would cause it to terminate this Agreement as of the Effective Date.

     9.   CLOSING.

          9.1. Closing Date and Place. The pre-closing of the transaction contemplated hereby shall occur on November 26, 1997 at the offices of Paul, Hastings, Janofsky & Walker in Atlanta, Georgia. The Purchaser and Seller shall satisfy the conditions contained herein including the execution and delivery of the documents required to be executed and delivered hereunder on November 26, 1997. All documents shall be dated as of the Closing Date and the Closing shall be deemed to have occurred as of 11:59 p.m on the Closing Date.

          9.2. Closing Transactions. The following shall occur on November 26, 1997 and, as to the closing documents, shall be deemed delivered on the Closing Date, each being a condition precedent to the others and all being considered as occurring simultaneously:

               9.2.1. The Seller shall execute in recordable form and deliver to the Purchaser a warranty deed conveying title to the Land and Improvements.

               9.2.2. The Purchaser shall prepay to the Seller the Purchase Price for the Included Assets in the amount and the manner specified in
Section 3 hereof.

               9.2.3. The Seller shall execute and deliver an assignment of the Leases in a form approved by the Purchaser and the Purchaser shall execute and deliver its assumption thereof at Closing.

               9.2.4. The Seller shall execute and deliver an assignment of the Options in a form approved by the Purchaser and the Purchaser shall execute and deliver its assumption thereof of the Options.

               9.2.5. The Seller shall cause to be executed and delivered to the Purchaser an affidavit of the Seller stating that: (i) there are no boundary disputes affecting the Land, (ii) improvements or repairs have been made on the Land by the Seller within ninety-five (95) days prior to Closing and all costs with respect thereto have been paid in full or will be paid in full at Closing, (iii) the Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, (iv) no party other than the Seller has possession or rights to possession of the Land, and
(v) such other information as the Purchaser's title insurer may reasonably require in order to delete the standard printed exceptions in the Purchaser's policy of owner's title insurance.
               9.2.6. The Seller and the Purchaser shall execute and/or deliver, as applicable, such other documents, certificates and the like, as may be required pursuant to this Agreement or necessary or desirable to carry out their respective obligations under this Agreement.

               9.2.7.    Subject to the provisions of the last paragraph of
Section 6.1, Parties shall reaffirm to each that the warranties and representations set forth in Section 6 hereof are true and correct in all material respects as of the Closing Date, except for such matters as the certifying party has advised the other pursuant to such Section.

               9.2.8. The Seller shall deliver to the Purchaser possession of the Included Assets as herein contemplated.

               9.2.9. Escrow Agent shall deliver to the Purchaser an ALTA owner's policy showing title to the Land vested in the Purchaser subject only to Permitted Exceptions with an effective date of the date of recording of the conveyance documents.

               9.2.10. The Seller shall execute and deliver to the Purchaser a warranty bill of sale conveying the Personal Property and Intellectual Property to the Purchaser.

               9.2.11. The Purchaser shall deliver to the Seller an assumption of the Assumed Liabilities.

               9.2.12. Such other documents as either party may reasonably require to consummate the transaction contemplated hereby.

               The performance by each party hereto of its obligations as set forth in this Section 9.2 shall constitute an express condition to the perfor-mance by the other party hereto of its obligations under this Section 9.2, and the failure of either party to perform its respective obligations as set forth in this Section 9.2 shall excuse performance by the other party of its respective obligations set forth in this Section 9.2. Nothing contained in this Section, however, shall release or discharge the nonperforming party from its obligations and liabilities under this Agreement.

          9.3. Prorations; Expenses of Closing.

               9.3.1. Ad valorem taxes for the Land for the year of the Closing shall be prorated as of the Closing Date based on the most current tax bill for the Land and on the basis of the fiscal year for which such taxes are levied or assessed, i.e., January 1 through December 31. The Seller shall be responsible for all "roll back" taxes applicable to any period of ownership other than that of the Purchaser. The Purchaser shall be responsible for the ad valorem real estate taxes attributable to the Land for the period December 1, 1997 to December 31, 1997. If any of the Land is treated as part of a larger tract for ad valorem real estate tax purposes, then the ad valorem real estate taxes attributable to such Land shall be equal to the taxes assessed against such larger tract (land only) multiplied by a fraction, the numerator of which is the acreage in the Land and the denominator of which is the acreage in the larger tract. If the actual tax bill for the year of Closing differs from the tax bill upon which the proration is based, the parties agree that the deferred portion of the Purchase Price will be adjusted to conform to the actual bill when received.

               9.3.2. The Seller shall pay all transfer, sales, franchise and documentary stamp taxes as well as any assumption or assignment fees or charges in connection with the purchase and sale contemplated in this Agreement, including any amounts necessary in order to transfer the Options to the Purchaser and the Seller's attorneys' fees. The Purchaser shall pay its attorneys' fees. All escrow expenses, recording costs, and other costs associated with the transfer of the Land in the State of Florida shall be paid by the Seller. The Purchaser shall pay its title insurance costs.

     10.  CONDEMNATION OR DESTRUCTION.

          10.1. Taking or Destruction of the Included Assets. If, between the Effective Date and the Closing, any portion of the Land or interest therein that is of such size and configuration or character to interfere with the development of the Land for the Purchaser's intended use is taken in condemnation or is materially damaged or destroyed, the Purchaser shall have the right by written notice given to the Seller to terminate this Agreement, or to exclude that particular portion of the Land or the Project affected by the condemnation and receive a corresponding reduction in the Purchase Price (which shall apply to the Cash Portion of the Purchase Price) and in the event of such termination, the Purchaser shall be entitled to the return of the Earnest Money, after which return the Purchaser and the Seller shall have no further liability or obligation to each other or to anyone else under this Agreement. The right to terminate this Agreement for a material condemnation shall be subject to the same materiality test as established for Title Objections.

     11. BROKERS. Each party represents to the other that there is no broker or other person entitled to a commission or similar fee in connection with this transaction except Michael Kahn & Associates ("Seller's Broker") which has acted as broker to Seller and shall be paid a fee by Seller. In no event shall Purchaser have any obligation to Seller's Broker, regardless of whether the transaction contemplated hereby is closed. Each party covenants and agrees to defend, indemnify and save harmless the other from and against any claim for brokerage or other commission or similar fee or compensation for any service rendered at its instance in connection with this transaction. The foregoing indemnification shall survive any termination of this Agreement.

     12.  RIGHT OF ENTRY.

          12.1. Tests, Borings and Examinations. Following the Effective Date and prior to the Closing, the Purchaser and its representatives may enter upon the Land for purposes of conducting soil and environmental tests, engineering studies, land planning and other testing and exploration work deemed necessary or appropriate by the Purchaser to formulate plans for the intended use. The Purchaser shall restore the Land for any invasive tests conducted by the Purchaser.

          12.2. Indemnification. The Purchaser shall indemnify and hold the Seller harmless from and against any and all claims, demands, actions, causes of action, losses and expenses (including, without limitation, reasonable attorneys' fees, both at trial and appellate levels, and court costs) which are asserted against the Seller and which shall or may arise by reason of the Purchaser's exercise of its rights under Section 12.1 hereof. The indemnification contained in this Section 12.2 shall survive the Closing and any termination, expiration or lapse of this Agreement.

     13.  DEFAULT.

          13.1. The Purchaser's Default. If after notice and the expiration of the applicable cure period, the Purchaser shall default in the performance of its obligations hereunder prior to or on the Closing Date, the Seller shall have the right to treat this Agreement as null and void and to retain the Earnest Money from as full liquidated damages suffered by the Seller by virtue of the Purchaser's default. The Purchaser and the Seller acknowledge and agree that actual damages to be suffered by the Seller in the event of a default by the Purchaser are in their nature difficult or impossible to determine with exactness and because the Purchaser would not have entered into this Agreement unless the Purchaser were exculpated from personal liability as provided herein. Accordingly, the Seller and the Purchaser acknowledge and agree that liquidated damages in the amount of the Earnest Money is a reasonable estimate of the Seller's loss in the event of the Purchaser's default under this Agreement on or prior to the Closing Date, is not a penalty and is intended to be full liquidated damages in lieu of any other remedy as permitted by law or equity. The Seller hereby waives the right to pursue any other damages against the Purchaser or Beazer and the remedy of specific performance against the Purchaser or Beazer.

          13.2. The Seller's Default. If the Seller shall default in the performance of its obligations hereunder, or breaches any representation or warranty, then the Purchaser shall have the right to treat this Agreement as null and void and to obtain the Earnest Money, or to treat this Agreement as being in full force and effect and to seek the remedy of specific performance against the Seller.

          13.3. Post Closing Remedies. After the Closing, the Purchaser and the Seller shall have the right to either remedy set forth at (i) or (ii):

               (i) seek specific performance of the obligation, representation, or warranty alleged to be breached hereunder; or

               (ii) pursue all other remedies allowed under law.

          13.4. Required Notice and Cure Period. Neither party shall declare a default or breach of the obligations of the other hereunder or exercise any right or remedy with respect to such alleged breach or default until that party provides the other notice of the alleged event of default and a detailed statement of the actions required to cure such event of default. Thereafter, the alleged defaulting party shall have a period of seven days from the date of receipt of such notice in which to cure the alleged event of default in the manner designated in such notice.

          The commencement of and continuation of the cure period shall be conditioned upon the alleged defaulting party consistently and in good faith attempting to cure the alleged breach or event of default during the cure period and the communication by the alleged defaulting party of its intent to undertake curative action within three days of the date of receipt of the notice of the alleged event of default.

          13.5. Effect of Termination; Liquidated Damages. Upon termination of this Agreement in the manner set forth in either Section 13.1 or 13.2, neither party shall have any further obligations or liabilities to the other or to anyone else hereunder except for the indemnity provisions hereof and as otherwise specifically provided herein. If the Seller elects to terminate this Agreement in accordance with Section 13.1, the liquidated damages are intended not as a penalty, but for liquidation of damages, the parties declaring and agreeing that the Earnest Money is and represents the reasonable damages of the Seller in the event of the Purchaser's breach.

          13.6. Termination of Agreement. This Agreement may be terminated as provided below:

               13.6.1. The parties may terminate this Agreement by mutual written consent at any time prior to the Closing:

                    (A) The Purchaser may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing: in the event
(i) the Seller or Calton has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Purchaser has notified the Seller of the breach, and the breach has continued without cure during the applicable cure period, or (ii) if the Closing shall not have occurred on or before the Closing Date, unless the failure results primarily from the Purchaser breaching any representation, warranty, or covenant contained in this Agreement, or (iii) pursuant to any other specific provision set forth in this Agreement.

                    (B) The Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing: in the event
(i) the Purchaser has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Purchaser of the breach, and the breach has continued without cure during the applicable cure period, or (ii) if the Closing shall not have occurred on or before the Closing Date, unless the failure results primarily from the Seller breaching any representation, warranty or covenant contained in this Agreement, or (iii) pursuant to any other specific provision set forth in this Agreement.

               13.6.2. Effect of Termination. If any party terminates this Agreement pursuant to Section 13.6 above, all rights and obligations of the parties hereunder shall terminate without any Liability of any party to any other party and the Earnest Money shall be returned to the Purchaser, provided, however, if the Seller terminates this Agreement pursuant to Section 13.6.1(B)(i) above, the Seller shall be entitled to retain the Earnest Money. No termination of this Agreement shall waive or otherwise terminate any indemnification provisions hereof.

     14.  INDEMNIFICATIONS.

          14.1.     Indemnification Provisions for Benefit of the Purchaser.

               (A) In the event the Seller or Calton breaches, or in the event any third party alleges facts that, if true, would mean either Calton or the Seller has breached, any of its representations, warranties or covenants contained in this Agreement, provided that the Purchaser makes a written claim for indemnification against Calton and the Seller as provided in this Section, then Calton and the Seller each jointly and severally agree to indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer through and after the date of the claim for indemnification resulting from, arising out of or caused by the breach or the alleged breach.

               (B) The Seller and Calton each jointly and severally agree to indemnify the Purchaser from and against the entirety of any Adverse Consequences the Purchaser may suffer resulting from, arising out of, relating to, in the nature of or caused by:

                    (1) any liability of the Seller which is not an Assumed Liability or in any way arising out of an act or omission of the Seller prior to Closing (other than an Assumed Liability);

                    (2) any liability of the Seller that is imposed on the Purchaser by operation of law, including under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability, which is not an Assumed Liability;

                    (3) any liability of the Seller or Calton for the unpaid taxes which are not an Assumed Liability of any person as a transferee or successor, by contract, or otherwise;

                    (4) any claims by third party homeowners with respect to structural or other repair work required under any residential housing unit sold by Calton or by the Seller, except as contemplated by Section 3.3; and

                    (5)  any other indemnity under this Agreement.

               The indemnification provisions by the Seller and Calton are joint and several. Calton has executed and delivered this indemnity for the purpose of evidencing its obligations to be liable for any indemnification by the Seller hereunder. Accordingly, the Purchaser shall not be obligated to:
(i) join the Seller in any action under any indemnity hereunder; (ii) satisfy any actions or judgments against Seller; or (iii) pursue any available remedies against the Seller, prior to pursuing remedies against and satisfying judgments or other collection rights against Calton.

               The indemnification provisions hereof by Seller and Calton shall be further subject to the following limitations: (i) Purchaser shall not make a claim with respect to such indemnification until the aggregate amount of claims hereunder is equal to or exceeds $20,000.00; and (ii) the total amount of liability under such indemnification shall be limited to an aggregate of the amount of the Purchase Price.

          14.2. Indemnification Provisions for Benefit of Calton and the Seller. Purchaser and Beazer jointly and severally agree to indemnify the Seller for the following:

               (A) In the event the Purchaser breaches, or in the event any third party alleges facts that, if true, would mean the Purchaser has breached, any of its representations, warranties, and covenants contained in this Agreement, provided that the Seller or Calton makes a written claim for indemnification against the Purchaser as provided in this Section 14, then the Seller shall be indemnified from and against the entirety of any Adverse Consequences the Seller may suffer through and after the date of the claim for indemnification including any Adverse Consequences the Seller may suffer after the end of any applicable survival period resulting from, arising out of, relating to, in the nature of or caused by the breach or the alleged breach;

               (B) from and against, the entirety of any Adverse Consequences Calton or the Seller may suffer resulting from, arising out of, relating to, in the nature of or caused by any Assumed Liability or in any way arising out of an act or omission of the Purchaser following Closing;

               (C) Adverse Consequences under other indemnities under this Agreement; and

               (D) The Purchaser and Beazer each jointly and severally agree to indemnify the Seller from and against the entirety of any Adverse Consequences the Purchaser may suffer resulting from, arising out of, relating to any indemnity of Seller under this Agreement.

               The indemnification provisions by the Purchaser and Beazer are joint and several. Beazer has executed and delivered this indemnity for the purpose of evidencing its obligations to be liable for any indemnification by the Purchaser hereunder. Accordingly, the Seller shall not be obligated to: (i) join the Purchaser in any action under any indemnity hereunder; (ii) satisfy any actions or judgments against Purchaser; or (iii) pursue any available remedies against the Purchaser prior to pursuing remedies against and satisfying judgments or other rights against Beazer.

               The indemnification provisions hereof by Purchaser and Beazer shall be further subject to the following limitations: (i) Seller shall not make a claim with respect to such indemnification until the aggregate amount of claims hereunder is equal to or exceeds $20,000.00; and (ii) the total amount of liability under such indemnification shall be limited to an aggregate of the amount of the Purchase Price.

          14.3. Matters Involving Third Parties. If any third party shall notify any party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section 14, then the Indemni-fied Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless and then solely to the extent the Indemnifying Party thereby is prejudiced.

               (A) any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as:

                    (1) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party, without qualification or reservation, from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim;

                    (2) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder;

                    (3) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief;

                    (4) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party;

                    (5) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently; and

                    (6) the counsel selected at the time of selection and continuously has, in the reasonable judgment of the Indemnified Party, no conflict of interest with respect to each action and its appearance therein.

               In addition to the foregoing, in the event that the Indemnified Party is the Purchaser, as a condition to undertaking the defense of the indemnified claim, the Seller must provide to the Purchaser the unconditional agreement by Calton agreeing to be primarily liable and responsible to the Purchaser without defense or claim as to the Indemnified Claim.

               (B) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 14.3 hereof:

                    (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim;

                    (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party claim without the prior written consent of the Indemnifying Party, not to be withheld unreasonably; and

                    (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party, not to be withheld unreasonably.

               (C) In the event any of the conditions in Section 14.3 hereof are not satisfied at any time, however:

                    (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith);

                    (2) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim including reasonable attorneys' fees and expenses;

                    (3) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 14.; and

                    (4) the remaining restrictions set forth at Section (ii) shall no longer be applicable.

     15.  CONDITIONS PRECEDENT IN FAVOR OF PURCHASER.

          15.1. Conditions to Obligation of the Purchaser. The obligations of the Purchaser hereunder are subject in all respects to the complete satisfaction of the following conditions precedent in favor of the
Purchaser:

               (A) The approval of all required parties for the assignment of the Options;

               nta The receipt by the Purchaser of the documents and instruments set forth in Section 9;

               (C) The truth and accuracy of all representations and warranties of the Seller in all material respects as of the Closing Date, subject to the last paragraph of Section 6.1;

               (D) The receipt by the Purchaser of the owners' policy of title insurance without exception to the Title Objections or the waiver of the remaining Title Objections by the Purchaser;

               (E) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge could:

                    (1) prevent consummation of any of the transactions contemplated by this Agreement; or

                    (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (F) All certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller; and

               (G) Purchaser enters into an employment agreement with Knutson on terms and conditions acceptable to Purchaser.

          15.2. Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (A)  the representations and warranties set forth in Section
6.3 above shall be true and correct in all material respects at and as of the Closing Date;

               (B) The Purchaser shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (C) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling or charge could:

                    (1) prevent consummation of any of the transactions contemplated by this Agreement; or

                    (2) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               (D) all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller;

               (E) Release of the Mortgage and Security Agreement currently held by BankBoston, N.A. and any other required consents for the Options and the office space Lease of Seller in the Restricted Area;

               (F) Receipt of an assumption of the Assumed Liabilities from the Purchaser, to reflect the adjustments required in order to cause the payment of the Holdback to equal the Final Purchase Price; and

               (G) The receipt of the consent of BankBoston, N.A. for the transaction contemplated hereby.

     In the event that any of the consents are not obtained with respect to (E) above, then the Purchaser shall have the right to exclude the Assets affected thereby from the Included Assets.

     16. NOTICE. All notices to be given to either party hereunder shall be deemed given if made in writing and deposited in the United States registered or certified mail, postage prepaid, or by recognized overnight delivery service, addressed to the parties at the following addresses:

 If to the Seller:       Calton Homes of Florida, Inc.
                         500 Craig Road
                         Manalapan, New Jersey 07726-7257
                         Attn: Mr. Bradley A. Little

           and to:       Calton Homes, Inc.
                         500 Craig Road
                         Manalapan, New Jersey 07726-7257
                         Attn: Mr. Bradley A. Little

If to the Purchaser:     Beazer Homes Corp.
                         5775 Peachtree Dunwoody Road
                         Suite C-550
                         Atlanta, Georgia 30342
                         Attn: Peter H. Simons
                         Vice President of Corporate Development

   With a copy to:       Paul, Hastings, Janofsky & Walker LLP
                         600 Peachtree Street, N.E., Suite 2400
                         Atlanta, Georgia 30308
                         Attn: Charles T. Sharbaugh, Esq.

     17. ASSIGNMENT. The Purchaser shall have the right to assign its rights under this Agreement, without the Seller's consent, to any subsidiary or related entity of the Purchaser so long as the Purchaser shall not be released from its obligations hereunder.

     18.  MISCELLANEOUS.

          18.1. No Waiver. No waiver by the Seller or the Purchaser of any breach by the other party of any of its obligations, agreements or covenants hereunder shall be deemed to be a waiver of any subsequent breach of the same or any other covenants, agreements or obligations, nor shall any forbearance by either party to seek a remedy for any breach by the other party be deemed a waiver by such first party of its rights or remedies with respect to such breach or any similar breach in the future.

          18.2. Captions; Pronouns. The captions of the Sections and paragraphs of this Agreement and the particular pronouns used herein, whether masculine, feminine, or neuter, singular or plural, are for convenience only and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

          18.3. Severability. In the event that any provision of this Agreement violates any applicable law, such provision shall be invalid to the extent of such violation without affecting the validity or enforceability of any other provision hereof; provided, however, that if such invalidity materially adversely affects the rights of the Seller or the Purchaser, then the party so affected may, by written notice given to the other party terminate this Agreement.

          or th     Survival.  The covenants, reservations and agreements of
the Seller and the Purchaser contained herein shall survive the Closing and shall not merge into the various documents executed and delivered at Closing. The representations and warranties made by the Seller to the Purchaser hereunder shall be true and correct as of the Closing Date subject to the provisions of the last paragraph of Section 6.1. The covenants, reservations and agreement and representations and warranties shall survive for the period of two years from the date of Closing; provided that the compliance of the Seller shall be reviewed as of conditions in existence as of the Closing Date and, no later than the Closing Date.

          18.5. Entire Agreement. This Agreement constitutes the entire agreement between the Seller and the Purchaser and no change in this Agreement may be made except by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. To the extent the provisions thereof are not inconsistent herewith, this Agreement supersedes and replaces the Letter of Intent between the Purchaser and the Seller dated November 6, 1997.

          18.6. Extension of Time. Whenever under this Agreement performance is to be made on a Saturday, Sunday or a public holiday under the laws of the State of Florida, such performance may be made on the next succeeding day which is not a Saturday, Sunday or public holiday under the laws of the State of Florida.

          18.7.     Time of Essence.  Time is of the essence of this Agreement.

          18.8. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Florida.

          18.9. Cumulative Rights. Except as otherwise expressly set forth in this Agreement, all rights, powers and privileges conferred hereunder upon the parties shall be cumulative but not restricted to those given by law.

          18.10. Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Seller, the Purchaser, their respective successors and, to the extent permitted hereunder, assigns.

          18.11. Counterparts. This Agreement may be executed in any number of counterparts which together shall constitute one and the same instrument, and the signature of any party to any counterpart of this Agreement may be appended to any other counterpart of this Agreement.

          18.12. Construction. The Seller and the Purchaser acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

          18.13. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

          18.14. Press Releases and Public Announcements. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities in which case the disclosing party will use its reasonable best efforts to advise the other parties prior to making the disclosure.

          18.15. Confidentiality Before Closing. Between the date hereof and the Closing Date, the Purchaser will treat and hold as confidential all of the Confidential Information and other information it has obtained from the Seller refrain from using any of such except in connection with this Agreement and, in the event this Agreement terminates for any reason, will promptly return to the Seller all information it has received from the Seller and destroy all documents it has created that reflect any of the information it has received from the Seller.

     19. GUARANTY BY CALTON. Calton hereby guarantees the performance of all obligations of the Seller hereunder including all representations and warranties and all indemnities by the Seller hereunder. Calton hereby agrees that it has received good and adequate consideration for the execution and delivery of this Guaranty as well as the performance of its obligations hereunder in that it is the principal and majority shareholder of the Seller. Calton agrees that the Seller may administer this Agreement so as to make modifications and amendments in its discretion and such modifications and amendments shall not impair or diminish the binding and enforceability of this guaranty. Calton agrees that the Seller may enforce any term, condition, representation, warranty or indemnity of the Seller hereunder without first filing suit or otherwise attempting to enforce or exhaust any remedies available to the Seller hereunder.

     20. GUARANTY BY BEAZER. Beazer hereby guarantees the performance of all obligations of the Purchaser hereunder including all representations and warranties and all indemnities by the Purchaser hereunder. Beazer hereby agrees that it has received good and adequate consideration for the execution and delivery of this Guaranty as well as the performance of its obligations hereunder in that it is the principal and majority shareholder of the Purchaser. Beazer agrees that the Purchaser may administer this Agreement so as to make modifications and amendments in its discretion and such modifica-tions and amendments shall not impair or diminish the binding and enforceability of this guaranty. Beazer agrees that the Purchaser may enforce any term, condition, representation, warranty or indemnity of the Purchaser hereunder without first filing suit or otherwise attempting to enforce or exhaust any remedies available to the Purchaser hereunder.

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal on the day first written above.

                              SELLER:

                              CALTON HOMES OF FLORIDA, INC., a Florida corporation

                              By:  /s/ Bradley A. Little
                                   Bradley A. Little
                              Its: Senior Vice President


                              CALTON HOMES, INC., a New Jersey corporation

                              By:  /s/ Bradley A. Little
                                   Bradley A. Little
                              Its: Senior Vice President


                              PURCHASER:

                              BEAZER HOMES CORP., a Tennessee corporation

                              By:  /s/ Ian McCarthy
                                   Ian McCarthy
                              Its: President


                              BEAZER HOMES U.S.A., INC., a Delaware corporation

                              By:  /s/ Ian McCarthy
                                   Ian McCarthy
                              Its: President

                                   EXHIBITS

EXHIBIT   DESCRIPTION OF EXHIBIT

A         Description of real property

B         Excluded Assets

C         Other Assumed Liabilities

D         Existing Purchase Agreements

E         Contracts

F         Credit Liabilities

G         Accrual Schedule

H         Leases

I         Options

J         Legal Description of Commercial Land

K         Speculative Units

L         Estimate of the November 30, 1997 Balance Sheet

M         Letters of Credit and Guaranties

N         October 31 Balance Sheet

O         Projects

P         Post Cut Off Date Closing Units

Q         Estimated Determination of the Net Operating Profit Adjustment




                     EXHIBITS WILL BE PROVIDED UPON REQUEST.